EXHIBIT 99.1

FortuNet, Inc. Announces Listing Transfer to Nasdaq Capital Market

LAS VEGAS, Jan. 8, 2010 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) announced today that it has received approval from the Nasdaq Stock Market Listing Qualifications Staff to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company's common stock will be transferred to the Nasdaq Capital Market at the opening of business on January 11, 2010.

The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market. The Company's trading symbol will remain "FNET" and trading of the Company's stock will be largely unaffected by this change. Securities listed on the Nasdaq Capital Market must satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards.

The listing transfer is in response to the Company's receipt on December 16, 2009 of written staff determination from the Nasdaq Stock Market Listing Qualifications Department that the Company had not regained compliance with Listing Rule 5450(b)(1)(C), which requires the Company's common stock to maintain a minimum market value of publicly held shares of $5,000,000 for 30 consecutive trading days for continued listing on the Nasdaq Global Market.

Cautionary Note Regarding Forward-Looking Statements

All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include statements regarding the Company's ability to meet the financial requirements and adhere to the corporate governance standards required to maintain the Company's listing on the Nasdaq Capital Market. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to the Company's inability to predict the outcome of the previously announced intention of Yuri Itkis, as trustee of the Yuri Itkis Gaming Trust of 1993 (the "Trust"), to commence a tender offer for all of the outstanding shares of common stock of the Company not already owned by the Trust. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the Company's filings with the SEC.

About FortuNet, Inc.

FortuNet, together with its wholly-owned subsidiaries, Millennium Games, Star Bingo Holdings, LLC, and Star Bingo Supply, LLC, is engaged primarily in the business of designing, manufacturing, field maintenance of, and leasing electronic gaming and entertainment systems throughout North America. FortuNet derives substantially all of its revenues from the gaming industry in the United States and Canada.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com